                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 5

                                BEA SYSTEMS, INC.
                                -----------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   073325 10 2
                                   -----------
                                 (CUSIP Number)

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                Page 1 of 9 Pages

CUSIP No. 073325102                   13G                    Page 2 of 9 Pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg, Pincus Ventures, L.P.          I.D. No. 13-3784037
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
      Delaware
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             23,539,578
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          23,539,578
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      23,539,578
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.86%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN
------------------------------------------------------------------------------

  CUSIP No. 073325102                 13G                      Page 3 of 9 Pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg, Pincus & Co.                  I.D. No. 13-6358475
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             23,657,553
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    23,657,553
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      23,657,553
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.89%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

  CUSIP No. 073325102                   13G                  Page 4 of 9 Pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg Pincus LLC
      (fka E.M. Warburg, Pincus & Co., LLC) I.D. No. 13-3536050
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             23,539,578
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          23,539,578
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      23,539,578
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.86%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      OO
------------------------------------------------------------------------------

CUSIP No. 073325102                    13G                     Page 5 of 9 Pages

Item 1.
         (a)      Name of Issuer:  BEA Systems, Inc. (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  2315 North First Street, San Jose, CA 95131

Item 2.
   (a) & (b)      Name of Person Filing; Address of Principal Business Office:

                  This statement is filed by and on behalf of (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV");
                  (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) Warburg Pincus LLC, a New York limited liability company ("WP LLC"), which manages WPV. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and WP LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

         (c)      Citizenship:  Not applicable.

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 073325 10 2

Item 3.
                  Not applicable.

Item 4.  Ownership
         (a)      Amount Beneficially Owned:

                  23,657,553 shares as of December 31, 2001

         (b)      Percent of Class: 5.89%, as of December 31, 2001.

         (c)      Number of shares as to which such person has:

                       (i)   sole power to vote or to direct the vote:

                             -0- shares.

                      (ii)   shared power to vote or to direct the vote:

                             23,657,553

CUSIP No. 073325102                    13G                     Page 6 of 9 Pages


                  (iii) sole power to dispose or to direct the disposition of:

                        -0- shares.

                  (iv)  shared power to dispose or to direct the disposition of:

                        23,657,553

Item 5.  Ownership of Five Percent or Less of a Class
              Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
              Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
              Security Being Reported on By the Parent Holding Company
              Not applicable.

Item 8.  Identification and Classification of Members of the Group
              Not applicable.

Item 9.  Notice of Dissolution of the Group
              Not applicable.

Item 10.      Certification
              Not applicable.

CUSIP No. 073325102                    13G                     Page 7 of 9 Pages


                                    SIGNATURE

       After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                        Date: February 8, 2002

                                        WARBURG, PINCUS VENTURES, L.P.

                                        By:  Warburg, Pincus & Co.,
                                             General Partner
                                        By:  /s/ Scott A. Arenare
                                             --------------------------------
                                             Scott A. Arenare
                                             Partner

                                        WARBURG, PINCUS & CO.



                                        By:  /s/ Scott A. Arenare
                                             --------------------------------
                                             Scott A. Arenare
                                             Partner

                                        WARBURG PINCUS LLC



                                        By:  /s/ Scott A. Arenare
                                             --------------------------------
                                             Scott A. Arenare
                                             Managing Director
                                        Its: Member

CUSIP No. 073325102                    13G                     Page 1 of 1 Pages

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated February 8, 2002, among the signatories to this Schedule 13G.